Exhibit 99.1

Regado Biosciences, Inc. Adds Global Pharmaceutical Business Veteran

to Board of Directors

Pierre Legault, MBA, CA, CPA, Brings Substantial Management and Board Expertise to Regado

Basking Ridge, NJ – November 18, 2013 — Regado Biosciences, Inc. (Nasdaq: RGDO), a biopharmaceutical company focused on the late-stage clinical development of its first-in-class, actively controllable antithrombotic drug system, REG1, today announced the appointment of Pierre Legault, MBA, CA, CPA, to its Board of Directors, where he will serve as Chairman of the audit committee.

Mr. Legault has extraordinarily broad executive management experience, including more than 30 years spent executing creative financing strategies, driving corporate development, and constructing value-driving transactions for international biotechnology and pharmaceutical companies. In addition, Mr. Legault has significant experience serving on the board of directors and audit committees of public companies.

Mr. Legault is currently CEO of NephroGenex, a late-stage biotech company, and was previously Executive Chairman. He is also President and CEO of Stone Management LLC, a firm focused in the areas of business development and board assistance. From 2009 to 2012, he held leadership positions at Astellas Pharmaceuticals and its legacy companies, including Chief Executive Officer of Prosidion Ltd., and Executive VP, CFO and Treasurer of OSI Pharmaceuticals. From January 2006 to December 2008, Mr. Legault worked for Rite Aid Corporation, a Fortune 500 publicly traded pharmaceutical retail company, most recently as senior executive vice president and chief administrative officer. Prior to Rite Aid Corporation, Mr. Legault held several senior positions over 15+ years at Sanofi-Aventis and predecessor companies, serving most recently as Worldwide President of a large, global dermatology business unit.

In addition, Mr. Legault has served on several public, private and nonprofit company boards and audit committees, including Forest Laboratories, Inc., on which he serves currently as audit committee Chairman. Prior board positions include OSI Investment Holdings GMBH (Chairman), Cyclacel Pharmaceutical Inc., PJC Inc., as well as other private boards. Mr. Legault studied at the Harvard Business School in an executive masters program and he received his MBA from McGill University and his BAA from University of Montreal (HEC). He also holds CA and CPA degrees.

Mr. Legault stated, “Throughout my career I have chosen board appointments very carefully, and I see a tremendous opportunity in Regado. As the company continues to drive toward clinical success with REG1, I look forward to offering my expertise and guidance.”

120 Mountain View Boulevard	1st Floor	Basking Ridge, NJ 07920	www.regadobio.com

Dennis Podlesak, MBA, Regado’s Board Chairman, stated, “We are very pleased to add Mr. Legault to our board of directors and as our audit committee Chairman. We believe his specific expertise in this role will be a valuable asset for Regado, as will his impressive background in running international pharmaceutical companies across the full spectrum of clinical and commercial development.”

ABOUT REGADO BIOSCIENCES

Regado Biosciences, Inc. is a biopharmaceutical company focused on the development of novel, first-in-class, actively controllable antithrombotic drug systems for acute and sub-acute cardiovascular indications. Regado is pioneering the development of two-component drug systems consisting of a therapeutic aptamer and its specific active control agent. The company’s lead product candidate, REG1, is a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. REG1 is being developed for use in patients with a wide variety of acute coronary syndromes, or ACS, undergoing a percutaneous coronary intervention, or PCI, a hospital-based procedure used to mechanically open or widen obstructed coronary arteries. Regado’s actively controllable product candidates have the potential to improve patient outcomes, enhance the patient experience and reduce overall treatment costs. More information can be found at www.regadobio.com.

For more information on REGULATE-PCI, please visit:

http://www.clinicaltrials.gov/ct2/show/NCT01848106?term=Regado&rank=1

Contact:

Tiberend Strategic Advisors, Inc.

Investors - Joshua Drumm, Ph.D.

jdrumm@tiberend.com; (212) 375-2664

Media - Andrew Mielach

amielach@tiberend.com; (212) 375-2694

120 Mountain View Boulevard	1st Floor	Basking Ridge, NJ 07920	www.regadobio.com